EXHIBIT 99.1
NEWELL RUBBERMAID INC. SAFE HARBOR STATEMENT
The Company has made statements in its Annual Report on Form 10-K for the year ended December 31, 2006, as well as in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, and the documents incorporated by reference therein that constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. The statements relate to, and other forward-looking statements that may be made by the Company may relate to, but are not limited to, information or assumptions about the effects of Project Acceleration, sales (including pricing), income/(loss), earnings per share, return on equity, return on invested capital, capital expenditures, working capital, cash flow, dividends, capital structure, debt to capitalization ratios, interest rates, internal growth rates, restructuring, impairment and other charges, potential losses on divestitures, impact of changes in accounting standards, pending legal proceedings and claims (including environmental matters), future economic performance, operating income improvements, costs and cost savings (including raw material inflation, productivity and streamlining), synergies, and management’s plans, goals and objectives for future operations, performance and growth or the assumptions relating to any of the forward-looking statements. These statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should” or similar statements. You should understand that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that are discussed below, as well as the matters that are set forth generally in the 2006 Form 10-K, the 2nd Quarter 2007 Form 10-Q and the documents incorporated by reference therein could cause actual results to differ. Some of these factors are described as criteria for success. Our failure to achieve, or limited success in achieving, these objectives could result in actual results differing materially from those expressed or implied in the forward-looking statements. In addition, there can be no assurance that we have correctly identified and assessed all of the factors affecting the Company or that the publicly available and other information we receive with respect to these factors is complete or correct.
The Company is subject to risks related to its dependence on the strength of retail economies in various parts of the world.
The Company’s business depends on the strength of the retail economies in various parts of the world, primarily in North America and to a lesser extent Europe, Central and South America and Asia. These retail economies are affected primarily by factors such as consumer demand and the condition of the retail industry, which, in turn, are affected by general economic conditions and specific events such as natural disasters and terrorist attacks. In recent years, the retail industry in the U.S. and, increasingly, elsewhere has been characterized by intense competition and consolidation among retailers. Because such competition, particularly in weak retail economies, can cause retailers to struggle or fail, the Company must continuously monitor, and adapt to changes in, the profitability, creditworthiness and pricing policies of its customers.
The Company is subject to intense competition in a marketplace dominated by large retailers.
The Company competes with numerous other manufacturers and distributors of consumer and commercial products, many of which are large and well established. The Company’s principal customers are large mass merchandisers, such as discount stores, home centers, warehouse clubs and office superstores, and commercial distributors. The rapid growth of these large mass merchandisers, together with changes in consumer shopping patterns, have contributed to the formation of dominant multi-category retailers that have strong negotiating power with suppliers. Current trends among retailers include fostering high levels of competition among suppliers, demanding innovative new products and requiring suppliers to maintain or reduce product prices and deliver products with shorter lead times. Other trends are for retailers to import products directly from foreign sources and to source and sell products, under their own private label brands, that compete with products of the Company.
The combination of these market influences has created an intensely competitive environment in which the Company’s principal customers continuously evaluate which product suppliers to use, resulting in downward pricing pressures and the need for big, consumer-meaningful brands, the ongoing introduction and commercialization of innovative new products, continuing improvements in customer service, and the maintenance of strong relationships with large, high-volume purchasers. The Company also faces the risk of changes in the strategy or structure of its major retailer customers, such as overall store and inventory reductions and retailer consolidation. The resulting risks to the Company include possible loss of sales, reduced profitability and limited ability to recover cost increases through price increases.
To compete successfully, the Company must develop and commercialize a continuing stream of innovative new products that create consumer demand.
The Company’s long-term success in this competitive retail environment depends on its ability to develop and commercialize a continuing stream of innovative new products that create consumer demand. The Company also faces the risk that its competitors will introduce innovative new products that compete with the Company’s products. The Company’s strategy includes increased investment in new product development and increased focus on innovation. There are, nevertheless, numerous uncertainties inherent in successfully developing and commercializing innovative new products on a continuing basis, and new product launches may not deliver expected growth results.
To compete successfully, the Company must develop and maintain big, consumer-meaningful brands.
The Company’s competitive success also depends increasingly on its ability to develop and maintain consumer-meaningful brands so that the Company’s retailer customers will need the Company’s products to meet consumer demand, and big brands to provide the Company with economies of scale. The development and maintenance of such brands requires significant investment in brand building and marketing initiatives. While the Company is substantially increasing its expenditures for advertising and other brand building and marketing initiatives, the increased investment may not deliver the anticipated results.
Price increases in raw materials could harm the Company’s financial results.
The Company purchases some raw materials, including resin, glass, corrugate, steel, gold, zinc, brass and aluminum, which are subject to price volatility and inflationary pressure. The Company attempts to reduce its exposure to increases in those costs through a variety of programs, including periodic purchases, future delivery purchases, long-term contracts and sales price adjustments. Where practical, the Company uses derivatives as part of its risk management process. Raw material price increases may offset productivity gains and could materially impact the Company’s financial results.
The Company’s success depends on its ability to continuously improve productivity and streamline operations.
The Company’s success depends on its ability to continuously improve its manufacturing efficiencies, reduce supply chain costs and streamline non-strategic SG&A expenses in order to produce products at a best-cost position and free up money for investment in innovation and brand building. Project Acceleration includes the closure of approximately one-third of the Company’s 64 manufacturing facilities (adjusted for the divestiture of Little Tikes and Home Décor Europe) between the periods January 1, 2006 and December 31, 2009. In addition, the Company is exploring ways to best leverage its functional capabilities such as Human Resources, Information Technology, Customer Service, Supply Chain and Finance in order to improve efficiency and reduce costs. The Company runs the risk that Project Acceleration and other corporate initiatives aimed at streamlining and cost reduction may not be completed substantially as planned, may be more costly to implement than expected, or may not have the positive effects anticipated, or that other major productivity and streamlining programs may be required after such projects are completed. In addition, disruptions in the Company’s ability to supply products on a timely basis, which may be incidental to any problems in the execution of Project Acceleration, could adversely affect the Company’s future results.

The Company’s ability to make strategic acquisitions and to integrate its acquired businesses is an important factor in the Company’s future growth.
Although the Company has in recent years increasingly emphasized internal growth rather than growth by acquisition, the Company’s ability to continue to make strategic acquisitions and to integrate the acquired businesses successfully, obtaining anticipated cost savings and operating income improvements within a reasonable period of time, remain important factors in the Company’s future growth. Furthermore, the cost of any future major acquisitions could constrain the Company’s access to capital and increase the Company’s borrowing costs.
The Company is subject to risks related to its international operations.
Foreign operations, especially in Europe, but also in Asia, Central and South America and Canada, are important to the Company’s business. The Company is expanding from a U.S.-centric business model to one that includes international growth as an increasing focus. In addition, as the Company increasingly sources products in low-cost countries, particularly in the Far East, it is exposed to additional risks and uncertainties. Foreign operations can be affected by factors such as currency devaluation, other currency fluctuations, tariffs, nationalization, exchange controls, interest rates, limitations on foreign investment in local business and other political, economic and regulatory risks and difficulties. The Company also faces risks due to the transportation and logistical complexities inherent in increased reliance on foreign sourcing.
The Company faces challenges and uncertainties as it transforms into a company that grows through consumer-meaningful brands and new product innovation.
The Company is undergoing a transformation from a portfolio-holding company that grew through acquisitions to a focused group of leadership platforms that generate internal growth driven by consumer-meaningful brands and new product innovation. Such a transformation will require significant investment in brand-building, marketing and product development and the development of the right methods for understanding how consumers interact with the Company’s brands and categories and measuring the effectiveness of advertising and promotion spending. Although the process is well underway, there remain significant challenges and uncertainties.
Complications in connection with the Company’s current information system initiative may impact its results of operations, financial condition and cash flows.
The Company is in the early stages of replacing various business information systems worldwide with an enterprise resource planning system from SAP. The pilot implementation is currently planned for the North American Office Products business in late 2007. The implementation will occur over several years in phases, primarily based on geographic region and segment. This activity involves the migration of multiple legacy systems and users to a common SAP information platform. Throughout this process, the Company is changing the way it conducts business and employees’ roles in processing and utilizing information. In addition, this conversion will impact certain interfaces with the Company’s customers and suppliers, resulting in changes to the tools we use to take orders, procure material, schedule production, remit billings, make payments and perform other business functions. Based upon the complexity of this initiative, there is risk that the Company will be unable to complete the implementation in accordance with its timeline and will incur additional costs, the implementation could result in operating inefficiencies, and the implementation could impact the Company’s ability to perform necessary business transactions. All of these risks could adversely impact the Company’s results of operations, financial condition and cash flows.
Impairment charges could have a material adverse effect on the Company’s financial results.
Future events may occur that would adversely affect the reported value of the Company’s assets and require impairment charges. Such events may include, but are not limited to, strategic decisions made in response to changes in economic and competitive conditions, the impact of the economic environment on the Company’s customer base, the unfavorable resolution of litigation, including patent infringement litigation involving PSI

Systems, Inc., or a material adverse change in the Company’s relationship with significant customers or business partners.
Product liability claims or regulatory actions could adversely affect the Company’s financial results or harm its reputation or the value of its end-user brands.
Claims for losses or injuries purportedly caused by some of the Company’s products arise in the ordinary course of the Company’s business. In addition to the risk of substantial monetary judgments, product liability claims or regulatory actions could result in negative publicity that could harm the Company’s reputation in the marketplace or the value of its end-user brands. The Company could also be required to recall possibly defective products, which could result in adverse publicity and significant expenses. Although the Company maintains product liability insurance coverage, potential product liability claims are subject to a self-insured retention or could be excluded under the terms of the policy.